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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                    FINAL TERMS NO. 1732 DATED 4 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ $4,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
 CURRENTLY TOTALING A$2,390,087,000.00 (A$1,762,887,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                     Queensland Treasury Corporation

    (ii)  Guarantor:                  The Treasurer on behalf of the Government of
                                      Queensland

2.        Benchmark line:             2013
                                      (to be consolidated and form a single series with QTC 6% Global A$ Bonds due 14 August,
                                      2013 , ISIN US748305BD00)

3.        Specific Currency or        AUD ("A$")
          Currencies:

4.  (i)   Issue price:                97.491%

    (ii)  Dealers' fees and           No fee or commission is payable in respect
          commissions paid by Issuer: of the issue of the bond(s) described in these final terms
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                                      (which will constitute a "pricing supplement" for purposes of any offers or sales in the
                                      United States or to U.S. persons). Instead, QTC pays fees and commissions in accordance with the procedure described in the QTC Offshore and Onshore Fixed Interest Distribution Group
                                      Operational Guidelines.

5.        Specified Denominations:    A$1,000

6.  (i)   Issue Date:                 05 OCTOBER 2007

    (ii)  Record Date (date on and    6 February/6 August. Security will be ex-interest on and from 7 February/7 August.
          from which security is Ex-
          interest):

    (iii) Interest Payment Dates:     14 February/14 August

7.        Maturity Date:              14 August 2013

8.        Interest Basis:             6 per cent Fixed Rate

9.        Redemption/Payment          Redemption at par
          Basis:

10.       Change of Interest Basis or Not Applicable
          Redemption/Payment
          Basis:

11. (i)   Status of the Bonds:        Senior and rank PARI PASSU with other senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:    Senior and ranks PARI PASSU with all its other unsecured obligations

12.       Method of distribution:     Non-syndicated

                  PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:        6 percent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):   14 February and 14 August in each year up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):     A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):      Not Applicable
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    (v)   Other terms relating to the None
          method of calculating
          interest for Fixed Rate
          Bonds:

                          PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:    A$1,000 per bond of A$1,000 Specified Denomination (N.B. If the Final Redemption Amount is
                                      different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus
                                      Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.       Early Redemption            Not Applicable
          Amount(s) payable on
          redemption for taxation
          reasons or on event of
          default and/or the method
          of calculating the same:

                     GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:              Permanent Global Note not exchangeable for Definitive Bonds

17.       Additional Financial        Not Applicable
          Centre(s) or other special
          provisions relating to
          Payment Dates:

18.       Talons for future Coupons   No
          or Receipts to be attached
          to Definitive Bonds (and
          dates on which such Talons
          mature):

19.       Other terms or special      Not Applicable
          conditions:

                                    DISTRIBUTION

20. (i)   If syndicated, names and    Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:   04 OCTOBER 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if  Not Applicable
          any):
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21.     If non-syndicated, name       UBS AG, AUSTRALIA BRANCH
        and address of relevant       LEVEL 25, GOVERNOR PHILLIP TOWER
        Dealer:                       1 FARRER PLACE
                                      SYDNEY NSW 2000

22.     Whether TEFRA D or            TEFRA Not Applicable
        TEFRA C rules applicable
        or TEFRA rules not
        applicable:

23.     Additional selling            Not Applicable
        restrictions:
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
   ---------------------------
         Duly authorized

                           PART B - OTHER INFORMATION

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1.      LISTING AND ADMISSION TO
        TRADING

(i)     Listing:                    Bourse de Luxembourg.

(ii)    Admission to trading:       Application has been made for the bonds to be admitted to trading on the regulated market of the
                                    Bourse de Luxembourg with effect from the Issue Date.

2.      RATINGS

        Ratings:                    The bonds to be issued have been rated:

                                    S&P:           AAA
                                    Moody's:       Aaa

                                    An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's.
                                    The obligor's capacity to meet its financial commitment on the obligation is extremely strong.
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                                    Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                    A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.
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3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL
        EXPENSES

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(i)     Reasons for the Offer:      See "Use of Proceeds" section in the
                                    prospectus supplement.

(ii)    Estimated net proceeds:     Not Applicable.

(iii)   Estimated total expenses:   Not Applicable.

5.      YIELD

        Indication of yield:        6.70%

                                    Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                    The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.
6.      OPERATIONAL INFORMATION

(i)     ISIN Code:                  US748305BD00

(ii)    Common Code:                014569359

(iii)   CUSIP Code:                 748305BD0

(iv)    Any clearing system(s)      Not Applicable
        other than Depositary Trust
        Company, Euroclear Bank
        S.A./N.V. and Clearstream
        Banking, societe anonyme
        and the relevant
        identification number(s):

(v)     Delivery:                   Delivery free of payment

(vi)    Names and addresses of      Not Applicable
        additional Paying Agent(s)
        (if any):
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